UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                               -------------------

                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. 2)*


                                 NCT Group, Inc.
                               -------------------
                                (Name of Issuer)


                     Common Stock, $0.01 par value per share
                               -------------------
                         (Title of Class of Securities)


                                    62888Q109
                               -------------------
                                 (CUSIP Number)


                               December 31, 2002
                               -------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          |_|  Rule 13d-1(b)
          |X|  Rule 13d-1(c)
          |_|  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 Pages

CUSIP No.  62888Q109


--------------------------------------------------------------------------------
1.  NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
    Michael J. Parrella
--------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
    (a)  |_|
    (b)  |_|
--------------------------------------------------------------------------------
3.  SEC USE ONLY
--------------------------------------------------------------------------------
4.  CITIZENSHIP OR PLACE OF ORGANIZATION     USA
--------------------------------------------------------------------------------
     NUMBER OF                     5.  SOLE VOTING POWER          37,901,634
       SHARES                      ----------------------------
    BENEFICIALLY                   6.  SHARED VOTING POWER                 0
      OWNED BY                     ----------------------------
       EACH                        7.  SOLE DISPOSITIVE POWER     37,901,634
     REPORTING                     ----------------------------
      PERSON                       8.  SHARED DISPOSITIVE POWER            0
       WITH:                       ----------------------------
--------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON  41,696,260

--------------------------------------------------------------------------------
10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
    (See Instructions)
    |_|
--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):   7.9%(a)
--------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON (See Instructions):   IN
--------------------------------------------------------------------------------

Footnote:
---------
(a) Based on 483,474,345 common shares outstanding as of December 31, 2002.

                                Page 2 of 5 Pages

CUSIP No.  62888Q109


Item 1 (a).  Name of Issuer:  NCT Group, Inc.
             -------------------------------------------------------------------

Item 1 (b).  Address of Issuer's Principal Executive Offices:
                              20 Ketchum Street
                              Westport, CT  06880
             -------------------------------------------------------------------

Item 2 (a).  Name of Person Filing:  Michael J. Parrella
             -------------------------------------------------------------------

Item 2 (b).  Address of Principal Business Office, or if none, Residence:
                              20 Ketchum Street
                              Westport, CT  06880
             -------------------------------------------------------------------

Item 2 (c).  Citizenship:  USA
             -------------------------------------------------------------------

Item 2 (d).  Title of Class of Securities:  Common Stock, $0.01 par value
             -------------------------------------------------------------------

Item 2 (e).  CUSIP Number:  62888Q109
             -------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

       (a)   |_| Broker or dealer  registered  under Section 15  of the Exchange
             Act.

       (b)   |_| Bank as defined in Section 3(a)(6) of the Exchange Act.

       (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act.

       (d) |_| Investment company registered under Section 8 of the Investment Company Act.

       (e)   |_|   An   investment    adviser   in   accordance    with   Rule
             13d-1(b)(1)(ii)(E);

       (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

       (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

       (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

       (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

       (j)   |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                                Page 3 of 5 Pages

CUSIP No.  62888Q109


Item 4.      Ownership.

       (a)   Amount beneficially owned:  41,696,260.

             -------------------------------------------------------------------

       (b)   Percent of class:  7.9%.

             -------------------------------------------------------------------

       (c)   Number of shares as to which such person has:

       (i)   Sole power to vote or to direct the vote:  37,901,634.
       (ii)  Shared power to vote or to direct the vote:  0.
       (iii) Sole power to dispose or to direct the disposition of:  37,901.634.
       (iv)  Shared power to dispose or to direct the disposition of:  0.

             -------------------------------------------------------------------

Item 5.      Ownership of Five Percent or Less of a Class.

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

             -------------------------------------------------------------------

Item 6.      Ownership of More Than Five Percent on Behalf of Another Person.

             Not applicable.
             -------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

             Not applicable.
             -------------------------------------------------------------------

Item 8.      Identification  and  Classification  of Members of the Group.

             Not applicable.
             -------------------------------------------------------------------

Item 9.      Notice of Dissolution of Group.

             Not applicable.
             -------------------------------------------------------------------

                                Page 4 of 5 Pages

CUSIP No.  62888Q109


Item 10.     Certification.

               By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.




                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     February 3, 2005
                                        ----------------------------------------
                                                        (Date)


                                              /s/ Michael J. Parrella
                                        ----------------------------------------
                                                      (Signature)


                                                 Michael J. Parrella
                                        ----------------------------------------
                                                      (Name)



                                Page 5 of 5 Pages